Conformed

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

    Date of Report (date of earliest event reported) October 24, 1996

                          Beneficial Corporation
            (Exact name of registrant as specified in its charter)

            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)

    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)

    Registrant's telephone number, including area code (302)425-2500



                                No Change
         (Former name or former address, if changed since last report)


    Item 5.  Other Events.



              The following is the text of a press release of Beneficial Corporation, issued on October 24, 1996:



                  BENEFICIAL CORPORATION REPORTS 13% INCREASE
                           IN THIRD-QUARTER EARNINGS

                 - Earnings Per Share Increase 11% to $1.22 -
            - Nine-Month Earnings Increase 79% to $257.7 Million -
                            - A New Record Level -


    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported third-quarter net income of $67.9 million, up 13% from earnings of $60.1 million in the third quarter of 1995. Comparable earnings per share increased 11% to $1.22 from $1.10 in the 1995 period. These are the highest third-quarter earnings in the Company's history.

    "We are pleased to report strong third-quarter earnings on the heels of our record-breaking first half performance," said Finn M. W. Caspersen, chairman and chief executive officer. "This brings nine-month earnings for Beneficial Corporation to a new record level.

    "Third-quarter operations were marked by strong receivables growth and a noticeable widening of lending spreads from the previous quarter's level. In addition, operating expense and efficiency ratios improved from the year-earlier level." Caspersen concluded, "We continue to be on track for a record earnings year."

    For the first nine months, earnings increased 79% to $257.7 million from $143.6 million in the 1995 period. Comparable nine-month earnings per share jumped 79% to $4.68 from $2.62 in 1995. Last year's nine-month results were reduced by a $38.6 million aftertax loss in the tax refund anticipation loan (RAL) business, while this year has been marked by a sharp resurgence in RAL net earnings to $70.0 million.

    Total managed receivables increased $444 million during the third quarter before the impact of foreign exchange translation, compared to an increase of $245 million in the year-ago quarter. Receivables growth benefited from continuing strong growth at Beneficial National Bank USA, the private-label credit card subsidiary, and from some gradual strengthening of loan growth in the United States loan office system.

    Total managed receivables at September 30 were $15,633 million, up 14% from $13,668 million at September 30, 1995. For the first nine months, total managed receivables, before foreign exchange translation, increased $1,120 million, up from a gain of $644 million in the comparable 1995 period.

    Reflecting the greater proportion of unsecured loans in the portfolio and the anticipated maturing of the private-label credit card portfolio, net chargeoffs increased during the third quarter. Total third-quarter net chargeoffs increased to $80.9 million from $54.5 million in the third quarter of 1995. As a percentage of average owned receivables, third-quarter net chargeoffs increased to 2.34% of the portfolio on an annualized basis from 1.73% a year earlier. The degree of increase in this ratio was somewhat inflated by the large securitizations completed during the second and third quarters of this year, which have reduced the owned receivables denominator. On a managed basis third-quarter net chargeoffs increased to 2.04% of average managed receivables, up from 1.56% on the same basis a year earlier, and 1.75% in the second quarter of this year.

    For the first nine months, net chargeoffs increased to $218.2 million from $139.8 million in the 1995 period, while the net chargeoff percentage of average owned receivables rose to 2.10% from 1.48% in 1995. On a managed basis, the nine-month net chargeoff ratio rose to 1.88% from 1.35% in 1995.

    All owned receivables delinquent two months and greater on a contractual basis increased to 4.03% from 3.50% at June 30, 1996, and 3.19% at September 30, 1995. The increase reflects somewhat higher delinquency rates on unsecured loan portfolios as well as the influence of the large securitizations mentioned previously. Including the total of $2,451 million of receivables sold with servicing retained reveals a delinquency percentage for all managed receivables of 3.71% at September 30, compared to 3.30% at June 30 of this year, and 3.16% at September 30, 1995.

    At September 30, the reserve for credit losses was 3.42% of owned receivables, increased from 3.31% at June 30 of this year, and 2.90% at September 30, 1995. During the third quarter, $13.3 million was added to the balance of the loss reserve, increasing the reserve to $450.6 million from $437.3 million at June 30, $406.1 million at year-end 1995, and $359.1 million at September 30, 1995. At the current level the reserve covers annualized nine month net chargeoffs
    1.55 times, a conservative ratio by industry standards.

    Beneficial Corporation is a $15 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.




                                  SIGNATURES



              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       BENEFICIAL CORPORATION
                                            (Registrant)



                                  By /s/ Ronald E. Bombolis
                                     Ronald E. Bombolis
                                     Senior Vice President
                                       and Controller



    Dated:  October 24, 1996